EXHIBIT 99.1

Semtech Completes Divestiture of Its Snowbush IP Business

CAMARILLO, Calif., Aug. 08, 2016 (GLOBE NEWSWIRE) -- Semtech Corporation (Nasdaq:SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced it  completed the previously announced divestiture of its Snowbush IP business (previously part of the Company’s Systems Innovation Group) to Rambus Inc. (Nasdaq:RMBS) on August 5, 2016.

The final total purchase price was approximately $32.0 million in cash, plus the opportunity to receive additional payments from Rambus through 2022 based upon a percentage of sales by Rambus of new products expected to be developed by Rambus from the disposed assets.  Semtech will recognize a gain on the disposition of this business in the third quarter of fiscal 2017.  Other than this gain, the divestiture will not have a material impact on the Company’s consolidated financial statements.

About Semtech
Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, enterprise computing, communications and industrial equipment.  Products are designed to benefit the engineering community as well as the global community.  The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC.  For more information, visit http://www.semtech.com.

Forward-Looking and Cautionary Statements
All statements contained herein that are not statements of historical fact including, without limitation, statements regarding the expected impact of the disposition on the Company's consolidated financial statements and other statements that use the words "will" or other similar words or expressions, that describe Semtech Corporation’s or its management’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Semtech Corporation to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements.  Such factors are further addressed in Semtech Corporation’s annual and quarterly reports, and in other documents or reports, filed with the Securities and Exchange Commission (www.sec.gov) including, without limitation, information under the captions “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”.  Semtech Corporation assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech and the Semtech logo are registered marks of Semtech Corporation.

Contact:
Sandy Harrison
Semtech Corporation
(805) 480-2004
webir@semtech.com